EXHIBIT 16.1

M. S. Madhava Rao

Chartered Accountant

PCAOB Firm ID No. 06662

316, 1st cross, 7th Block, 4th Phase,

BSK 3rd Stage, Bengaluru, Karnataka, 560085, India

May 21, 2026

Office of the Chief Accountant

SECPS Letter File

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Groove Botanicals, Inc.

Commission File No. 000-23476

Ladies and Gentlemen:

I have read the statements made by Groove Botanicals, Inc. (the “Company”) under Item 4.01 of its Current Report on Form 8-K dated May 21, 2026, which I understand will be filed with the Securities and Exchange Commission, and I agree with such statements concerning my practice. I have no basis to agree or disagree with the other statements of the Company contained therein.

Very truly yours,

M. S. Madhava Rao

Chartered Accountant